Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Numbers 033-99434, 333-19069, 333-30635, 333-44781, and 333-78241) on Form S-8 of SITEL Corporation of our reports dated February 1, 2002, relating to the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 Annual Report on Form 10-K of SITEL Corporation.

/s/ KPMG LLP

KPMG LLP

Baltimore, Maryland
March 27, 2002